EXHIBIT 99.1

The Joint Corp. Reports First Quarter 2023 Financial Results

- Grew Q1 2023 Revenue 27%, System-wide Sales 17% and System-wide Comp Sales 8% vs. Q1 2022 -
- Increased Clinic Count to 870, Including 130 Company-Owned or Managed Clinics, at March 31, 2023 -

SCOTTSDALE, Ariz., May 04, 2023 (GLOBE NEWSWIRE) -- The Joint Corp. (NASDAQ: JYNT), a national operator, manager, and franchisor of chiropractic clinics, reported its financial results for the quarter ended March 31, 2023.

Financial Highlights: Q1 2023 Compared to Q1 2022

  Grew revenue 27% to $28.5 million.
  Reported operating loss of $678,000, compared to a loss of $176,000.
  Reported net income of $2.3 million, including $3.9 million of employee retention credits, compared to a net loss of $206,000.
  Increased system-wide sales1 by 17%, to $115.4 million.
  Reported system-wide comp sales2 of 8%.
  Reported Adjusted EBITDA of $2.0 million, compared to $1.8 million.

Q1 2023 Operating Highlights

  Sold 17 franchise licenses, compared to 17 in Q4 2022 and 22 in Q1 2022.
  Grew total clinic count to 870, 740 franchised and 130 company-owned or managed, up from 838 clinics at December 31, 2022.
    Opened 29 franchised clinics and four company-owned or managed greenfield clinics, for a total of 33 new clinics, as compared to 31 new clinics in Q1 2022.
    Closed one franchised clinic in both Q1 2023 and Q1 2022.
  Subsequent to quarter end, in April, opened one greenfield clinic at Fort Dix in New Jersey, making this the fourth location opened in conjunction with the Army & Air Force Exchange Service.

“We entered 2023 with a fortified foundation, and we performed well during the continued economic uncertainty in the first quarter of 2023,” said Peter D. Holt, President and Chief Executive Officer of The Joint Corp. “Steadfast in implementing our corporate initiatives to forge the chiropractic dream, harness the power of our data and accelerate the pace of clinic growth, we are gaining traction. Our educational outreach to associations and schools of chiropractic increased over the past couple of years and delivered more interest than ever from doctors in the recent graduating class. In data, we have launched our business intelligence and analytics reporting tool, and we are preparing to begin our automated marketing program. And we increased the number of our clinics opened year-over-year and have positioned the network for expansion as the economy improves. With only 16% of Americans using chiropractic care and spending $19.5 billion dollars on it annually, the chiropractic patient need is expanding as is our market opportunity. We are committed to growing the overall chiropractic care market as well as capturing greater share.”

Financial Results for First Quarter Ended March 31: 2023 Compared to 2022
Revenue was $28.5 million in the first quarter of 2023, compared to $22.4 million in the first quarter of 2022. The increase reflects a greater number of franchised and company-owned or managed clinics and continued organic growth. Cost of revenue was $2.6 million, compared to $2.3 million in the first quarter of 2022, reflecting the associated higher regional developer royalties and commissions.

Selling and marketing expenses were $4.2 million, up 27%, driven by the increase in advertising expenses from the larger number of clinics, an increase in local marketing expenditures by the company-owned or managed clinics, and the timing of the national marketing fund spend. Depreciation and amortization expenses increased 44% for the first quarter of 2023, as compared to the prior year period, primarily due to the increase of the development of greenfield clinics and the acquisition of franchised clinics.

General and administrative expenses were $19.9 million, compared to $15.4 million in the first quarter of 2022, reflecting increases in costs to support clinic growth and in payroll to remain competitive in the tight labor market.

Operating loss was $678,000, compared to a loss of $176,000 in the first quarter of 2022. Income tax expense, including the impact the employee retention credits, was $842,000, compared to $13,000 in the first quarter of 2022. Other income of $3.8 million included net employee retention credits of $3.9 million in the first quarter of 2023. Net income was $2.3 million, or $0.15 per diluted share, compared to a net loss of $206,000, or $0.01 per basic and diluted share, in the first quarter of 2022.

Adjusted EBITDA was $2.0 million, compared to $1.8 million in the first quarter of 2022. The company defines Adjusted EBITDA, a non-GAAP measure, as EBITDA before acquisition-related expenses, stock-based compensation expense, bargain purchase gain, net (gain)/loss on disposition or impairment, and other income related to employee retention credits. The company defines EBITDA as net income/(loss) before net interest, tax expense, depreciation, and amortization expenses.

Balance Sheet Liquidity
Unrestricted cash was $14.8 million at March 31, 2023, compared to $9.7 million at December 31, 2022. During the first quarter of 2023, cash provided by operating activities was $6.0 million, including the receipt of the employee retention credits mentioned above partially offset by investing activities of $1.2 million for the development of greenfield clinics and improvements of existing clinics.

2023 Guidance
For 2023, management reiterated financial and clinic opening guidance.

  Revenue is expected to be between $123.0 million and $128.0 million, compared to $101.9 million in 2022.
  Adjusted EBITDA is expected to be between $12.5 million and $14.0 million, compared to $11.5 million in 2022.
  Franchised clinic openings are expected to be between 100 and 120, compared to 121 in 2022.
  Company-owned or managed greenfield clinic openings are expected to be between 8 and 12, compared to 16 in 2022.

Note: Historically, guidance for company-owned or managed clinic openings included a combination of both greenfields and acquisitions. While the company will continue to acquire previously franchised clinics, these transactions are opportunistic, and management will no longer include them in guidance. In 2023, company-owned or managed guidance includes greenfield clinic openings only.

Conference Call
The Joint Corp. management will host a conference call at 5:00 p.m. ET on Thursday, May 4, 2023 to discuss the first quarter 2023 financial results. Shareholders and interested participants may listen to a live broadcast of the conference call by dialing (833) 630-0823 or (412) 317-1831 and ask to be joined into the ‘The Joint’ call approximately 15 minutes prior to the start time.

The live webcast of the call with accompanying slide presentation can be accessed in the IR events section https://ir.thejoint.com/events and will be available for approximately one year. An audio archive can be accessed for one week by dialing (877) 344-7529 or (412) 317-0088 and entering conference ID 8635209.

Commonly Discussed Performance Metrics
This release includes a presentation of commonly discussed performance metrics. System-wide sales include revenues at all clinics, whether operated by the company or by franchisees. While franchised sales are not recorded as revenues by the company, management believes the information is important in understanding the company’s financial performance, because these sales are the basis on which the company calculates and records royalty fees and are indicative of the financial health of the franchisee base. Comp sales include the revenues from both company-owned or managed clinics and franchised clinics that in each case have been open at least 13 full months and exclude any clinics that have closed.

Non-GAAP Financial Information
This release also includes a presentation of non-GAAP financial measures. EBITDA and Adjusted EBITDA are presented because they are important measures used by management to assess financial performance, as management believes they provide a more transparent view of the company’s underlying operating performance and operating trends. Reconciliation of net income/(loss) to EBITDA and Adjusted EBITDA is presented in the table below. The Company defines EBITDA as net income/(loss) before net interest, tax expense, depreciation, and amortization expenses. The company defines Adjusted EBITDA as EBITDA before acquisition-related expenses, bargain purchase gain, net (gain)/loss on disposition or impairment, stock-based compensation expenses, and other income related to employee retention credits. The company defines EBITDA as net income/(loss) before net interest, tax expense, depreciation, and amortization expenses.

EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP. While EBITDA and Adjusted EBITDA are used as measures of financial performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. EBITDA and Adjusted EBITDA should be reviewed in conjunction with the company’s financial statements filed with the SEC.

Forward-Looking Statements
This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, our inability to identify and recruit enough qualified chiropractors and other personnel to staff our clinics, due in part to the nationwide labor shortage, and an increase in operating expenses due to measures we may need to take to address such shortage, inflation, exacerbated by COVID-19 and the current war in Ukraine, which has increased our costs and which could otherwise negatively impact our business, the potential for further disruption to our operations and the unpredictable impact on our business of the COVID-19 outbreak and outbreaks of other contagious diseases, our failure to develop or acquire company-owned or managed clinics as rapidly as we intend, our failure to profitably operate company-owned or managed clinics, short-selling strategies and negative opinions posted on the internet which could drive down the market price of our common stock and result in class action lawsuits, our failure to remediate future material weaknesses in our internal control over financial reporting, which could negatively impact our ability to accurately report our financial results, prevent fraud, or maintain investor confidence, and other factors described in our filings with the SEC, including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 10, 2023 and subsequently-filed current and quarterly reports. Words such as, "anticipates," "believes," "continues," "estimates," "expects," "goal," "objectives," "intends," "may," "opportunity," "plans," "potential," "near-term," "long-term," "projections," "assumptions," "projects," "guidance," "forecasts," "outlook," "target," "trends," "should," "could," "would," "will," and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

About The Joint Corp. (NASDAQ: JYNT)
The Joint Corp. (NASDAQ: JYNT) revolutionized access to chiropractic care when it introduced its retail healthcare business model in 2010. Today, it is the nation's largest operator, manager and franchisor of chiropractic clinics through The Joint Chiropractic network. The company is making quality care convenient and affordable, while eliminating the need for insurance, for millions of patients seeking pain relief and ongoing wellness. With more than 850 locations nationwide and over 12 million patient visits annually, The Joint Chiropractic is a key leader in the chiropractic industry. Ranked number one on Forbes’ 2022 America's Best Small Companies list, number three on Fortune’s 100 Fastest-Growing Companies list in 2022 and consistently named to Franchise Times “Top 400+ Franchises” and Entrepreneur's “Franchise 500®” lists, The Joint Chiropractic is an innovative force, where healthcare meets retail.

For more information, visit www.thejoint.com. To learn about franchise opportunities, visit www.thejointfranchise.com.

Business Structure
The Joint Corp. is a franchisor of clinics and an operator of clinics in certain states. In Arkansas, California, Colorado, District of Columbia, Florida, Illinois, Kansas, Kentucky, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Rhode Island, South Dakota, Tennessee, Washington, West Virginia and Wyoming, The Joint Corp. and its franchisees provide management services to affiliated professional chiropractic practices.

Media Contact: Margie Wojciechowski, The Joint Corp., margie.wojciechowski@thejoint.com
Investor Contact: Kirsten Chapman, LHA Investor Relations, 415-433-3777, thejoint@lhai.com

– Financial Tables Follow –

THE JOINT CORP. AND SUBSIDIARY AND AFFILIATES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31, 2023	December 31, 2022
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$14,773,225	$9,745,066
Restricted cash	731,379	805,351
Accounts receivable, net	3,525,643	3,911,272
Deferred franchise and regional development costs, current portion	1,059,126	1,054,060
Prepaid expenses and other current assets	3,468,749	2,098,359
Total current assets	23,558,122	17,614,108
Property and equipment, net	17,500,027	17,475,152
Operating lease right-of-use asset	22,451,137	20,587,199
Deferred franchise and regional development costs, net of current portion	5,678,935	5,707,678
Intangible assets, net	11,905,176	12,867,529
Goodwill	8,493,407	8,493,407
Deferred tax assets	7,708,323	8,441,713
Deposits and other assets	755,585	756,386
Total assets	$98,050,712	$91,943,172

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,836,853	$2,966,589
Accrued expenses	1,996,427	1,069,610
Co-op funds liability	731,379	805,351
Payroll liabilities ($0.9 million and $0.6 million attributable to VIE)	3,571,008	2,030,510
Operating lease liability, current portion	5,622,576	5,295,830
Finance lease liability, current portion	24,693	24,433
Deferred franchise and regional developer fee revenue, current portion	2,978,937	2,955,851
Deferred revenue from company clinics ($4.9 million and $4.7 million attributable to VIE)	7,713,735	7,471,549
Other current liabilities	494,250	499,250
Total current liabilities	24,969,858	23,118,973
Operating lease liability, net of current portion	20,211,159	18,672,719
Finance lease liability, net of current portion	57,235	63,507
Debt under the Credit Agreement	2,000,000	2,000,000
Deferred franchise and regional developer fee revenue, net of current portion	15,682,833	15,661,412
Other liabilities	27,230	27,230
Total liabilities	62,948,315	59,543,841
Commitments and contingencies
Stockholders' equity:
Series A preferred stock, $0.001 par value; 50,000 shares authorized, 0 issued and outstanding, as of March 31, 2023 and December 31, 2022	—	—
Common stock, $0.001 par value; 20,000,000 shares authorized, 14,671,360 shares issued and 14,639,325 shares outstanding as of March 31, 2023 and 14,560,353 shares issued and 14,528,487 outstanding as of December 31, 2022	14,671	14,560
Additional paid-in capital	45,962,861	45,558,305
Treasury stock 32,035 shares as of March 31, 2023 and 31,866 shares as of December 31, 2022, at cost	(859,279)	(856,642)
Accumulated deficit	(10,040,856)	(12,341,892)
Total The Joint Corp. stockholders' equity	35,077,397	32,374,331
Non-controlling Interest	25,000	25,000
Total equity	35,102,397	32,399,331
Total liabilities and stockholders' equity	$98,050,712	$91,943,172

THE JOINT CORP. AND SUBSIDIARY AND AFFILIATES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)

	Three Months Ended March 31,
	2023	2022
Revenues:
Revenues from company-owned or managed clinics	$17,127,957	$12,606,999
Royalty fees	6,866,023	6,008,932
Franchise fees	754,425	640,965
Advertising fund revenue	1,952,406	1,710,717
Software fees	1,210,005	956,998
Regional developer fees	149,478	201,787
Other revenues	390,004	312,140
Total revenues	28,450,298	22,438,538
Cost of revenues:
Franchise and regional development cost of revenues	2,290,313	2,002,813
IT cost of revenues	333,850	309,958
Total cost of revenues	2,624,163	2,312,771
Selling and marketing expenses	4,160,244	3,287,488
Depreciation and amortization	2,342,544	1,629,176
General and administrative expenses	19,936,115	15,378,623
Total selling, general and administrative expenses	26,438,903	20,295,287
Net loss on disposition or impairment	65,469	6,906
Loss from operations	(678,237)	(176,426)
Other income (expense), net	3,821,162	(16,147)
Income (loss) before income tax benefit	3,142,925	(192,573)
Income tax expense (benefit)	841,889	13,224
Net income (loss)	$2,301,036	$(205,797)
Earnings per share:
Basic earnings (loss) per share	$0.16	$(0.01)
Diluted earnings (loss) per share	$0.15	$(0.01)
Basic weighted average shares	14,566,185	14,432,652
Diluted weighted average shares	14,861,734	14,432,652

THE JOINT CORP. AND SUBSIDIARY AND AFFILIATES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$2,301,036	$(205,797)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,342,544	1,629,176
Net loss on disposition or impairment (non-cash portion)	65,469	6,906
Net franchise fees recognized upon termination of franchise agreements	(73,095)	—
Deferred income taxes	733,390	(16,776)
Stock based compensation expense	266,210	323,556
Changes in operating assets and liabilities:
Accounts receivable	385,629	88,008
Prepaid expenses and other current assets	(1,370,390)	(144,644)
Deferred franchise costs	(27,255)	(86,692)
Deposits and other assets	801	(94,878)
Accounts payable	(1,189,662)	59,461
Accrued expenses	818,784	(164,751)
Payroll liabilities	1,540,498	(1,522,340)
Deferred revenue	288,359	296,487
Other liabilities	(57,725)	280,162
Net cash provided by operating activities	6,024,593	447,878

Cash flows from investing activities:
Purchase of property and equipment	(1,200,215)	(1,289,943)
Reacquisition and termination of regional developer rights	—	(250,000)
Net cash used in investing activities	(1,200,215)	(1,539,943)

Cash flows from financing activities:
Payments of finance lease obligation	(6,011)	(21,387)
Purchases of treasury stock under employee stock plans	(2,637)	(2,598)
Proceeds from exercise of stock options	138,457	49,623
Net cash provided by financing activities	129,809	25,638

Increase (decrease) in cash, cash equivalents and restricted cash	4,954,187	(1,066,427)
Cash, cash equivalents and restricted cash, beginning of period	10,550,417	19,912,338
Cash, cash equivalents and restricted cash, end of period	$15,504,604	$18,845,911

Reconciliation of cash, cash equivalents and restricted cash:	March 31, 2023	March 31, 2022
Cash and cash equivalents	$14,773,225	$18,251,194
Restricted cash	731,379	594,717
	$15,504,604	$18,845,911

THE JOINT CORP. AND SUBSIDIARY AND AFFILIATES
RECONCILIATION FOR GAAP TO NON-GAAP
(unaudited)

	Three Months Ended March 31,
	2023	2022
Non-GAAP Financial Data:
Net (loss) income	$2,301,036	$(205,797)
Net interest expense	49,725	15,859
Depreciation and amortization expense	2,342,544	1,629,176
Tax expense (benefit)	841,889	13,224
EBITDA	5,535,194	1,452,462
Stock compensation expense	266,210	323,556
Acquisition related expenses	39,332	—
Loss on disposition or impairment	65,469	6,906
Other income (expense), net	(3,870,887)	—
Adjusted EBITDA	$2,035,318	$1,782,924

1 System-wide sales include revenues at all clinics, whether operated or managed by the company or by franchisees. While franchised sales are not recorded as revenues by the company, management believes the information is important in understanding the company’s financial performance, because these revenues are the basis on which the company calculates and records royalty fees and are indicative of the financial health of the franchisee base.
2 Comp sales include the revenues from both company-owned or managed clinics and franchised clinics that in each case have been open at least 13 full months and exclude any clinics that have closed.